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CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
CARE FINANCIAL GROUP, INC.
* * * * * *

Pursuant to the provisions of the Nevada Revised Statutes, CARE FINANCIAL GROUP, INC., a Nevada corporation, adopts the following amendment to its Articles of
Incorporation:

The undersigned hereby certify that in the 15th of May, 1997, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings. And at which time the following resolution was duly adopted by the Board of Directors:

BE IT RESOLVED: That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

To amend Article One to provide that the name of the Corporation shall be changed from CARE FINANCIAL GROUP, INC. to TRUMP OIL CORPORATION.

Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 4.2 MILLION shares of the 7.2 MILLION shares outstanding of ARE FINANCIAL GROUP, INC. gave their written consent to the adoption of the Amendment to Article One of the Articles of Incorporation as follows:

ARTICLE ONE. [NAME].  The name of the corporation is:

             TRUMP OIL CORPORATION


IN WITNESS WHEREOF, the undersigned being the President and Secretary of CARE FINANCIAL GROUP, INC., a Nevada corporation, hereunto affix their signatures this 15th day of May, 1997.

CARE FINANCIAL GROUP, INC.

/s/ Ranbir Dhaliwal, President

/s/ Geoff Armstrong, Secretary